UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2015

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51329	94-3330837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2015, the Board of Directors (the “Board”) of XenoPort, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved a base salary increase for and the grant of certain equity awards to Vincent J. Angotti, the Company’s Chief Operating Officer, to improve the retention value of Mr. Angotti’s compensatory arrangements with the Company. In particular, the Board approved an increase in Mr. Angotti’s annual base salary to $500,000, and approved the grant of a stock option to purchase 118,540 shares of the Company’s common stock (the “Option”) and the grant of a restricted stock unit award covering 151,516 shares of the Company’s common stock (the “RSUs”). The Option and the RSUs were granted under the Company’s 2014 Equity Incentive Plan previously approved by the Company’s stockholders. The Option carries a per share exercise price of $6.47, the closing sales price of the Company’s common stock on the August 14, 2015 grant date, and will vest in a series of forty-eight successive equal monthly installments over the four-year period measured from the August 14, 2015 grant date, subject to continuous service. The RSUs will vest in four equal annual installments on each anniversary of the August 14, 2015 grant date, subject to continuous service. Each of the Option and the RSUs are also subject to vesting acceleration under certain circumstances as set forth in the previously-disclosed severance rights agreement between the Company and Mr. Angotti.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: August 18, 2015	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer